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                                                                  EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) of ShopNow.com Inc., pertaining to the registration of 4,000,000 shares of Common Stock to be issued pursuant to the ShopNow.com Inc. 1999 Nonofficer Employee Stock Option Plan, 500,000 shares of Common Stock to be issued pursuant to the Nonqualified Stock Option Grant Notice, and 157,536 shares of Common Stock to be issued puruant to the SpeedyClick, Corp. 1999 Stock Incentive Plan, of our report dated June 11, 1999, with respect to the 1998 and 1997 financial statements of GO Software, Inc. included in the Registration Statement (Form S-1 No. 333-80981) and related prospectus of ShopNow.com Inc. filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP

Jacksonville, Florida
December 7, 1999